Exhibit 99.3

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Condensed Consolidated Carve-Out Financial Statements

September 30, 2018 and for the Nine-Month Periods Ended

September 30, 2018 and 2017 (Unaudited)

(With Independent Auditors’ Review Report Thereon)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Condensed Consolidated Carve-Out Financial Statements (Unaudited)

Table of Contents

Page(s)
Independent Auditors’ Review Report	1–2
Condensed Consolidated Carve-Out Balance Sheets as of September 30, 2018, and December 31, 2017 (Unaudited)	3
Condensed Consolidated Carve-Out Statements of Operations for the nine months ended September 30, 2018, and 2017 (Unaudited)	4
Condensed Consolidated Carve-Out Statements of Changes in Deficit in Net Assets for the nine months ended September 30, 2018 and 2017 (Unaudited)	5
Consolidated Carve-Out Statements of Cash Flows for the nine months ended September 30, 2018, and 2017 (Unaudited)	6
Notes to Condensed Consolidated Carve-Out Financial Statements (Unaudited)	7–17

Independent Auditors’ Review Report

To the Board of Directors and Stockholders

Raycom Media, Inc.:

Report on the Financial Statements

We have reviewed the accompanying condensed consolidated carve-out balance sheet of Raycom Media, Inc. and its subsidiaries as of September 30, 2018, the related condensed consolidated carve-out statements of operations for the nine-month periods ended September 30, 2018 and 2017, the related condensed consolidated carve-out statements of changes in deficit in net assets for the nine-month periods ended September 30, 2018 and 2017, and the related condensed consolidated carve-out statements of cash flows for the nine-month periods ended September 30, 2018 and 2017.

Management’s Responsibility

Management is responsible for the preparation and fair presentation of the condensed consolidated carve-out interim financial information in accordance with U.S. generally accepted accounting principles; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim condensed consolidated carve-out financial information in accordance with U.S. generally accepted accounting principles.

Auditors’ Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated carve-out interim financial information for it to be in accordance with U.S. generally accepted accounting principles.

Report on Condensed Consolidated Carve-Out Balance Sheet as of December 31, 2017

We have previously audited, in accordance with the auditing standards generally accepted in the United States of America, the condensed consolidated carve-out balance sheet of Raycom Media, Inc., and its subsidiaries as of December 31, 2017, and the related consolidated statements of operations, changes in deficit in net assets and cash flows for the year then ended (not presented herein) and we expressed an unqualified audit opinion (which included an emphasis of a matter paragraph relating to the consolidated carve-out financial statements reflecting the assets, liabilities and expenses directly attributed to the carve-out entities as well as allocations deemed reasonable by management to present the financial position, results of operations, changes in deficit in net assets and cash flows in the consolidated carve-out financial statements) on those audited consolidated carve-out financial statements in our report dated October 5, 2018. In our opinion, the accompany condensed consolidated carve-out balance sheet of Raycom Media, Inc. and its subsidiaries as of December 31, 2017, is consistent, in all material respects, with the audited consolidated carve-out financial statements from which it has been derived.

/s/ KPMG LLP

Atlanta, Georgia

November 19, 2018

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Condensed Consolidated Carve-Out Balance Sheets

Dollars in thousands

(Unaudited)

	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$179,732	82,979
Accounts receivable, net of allowance for doubtful accounts of $2,934 and $2,894	225,807	230,220
Income tax receivable	10,082	18,411
Current portion of programming rights	29,712	22,617
Prepaid expenses and other current assets	18,598	23, 200

Total current assets	463,931	377,427

Programming rights, net of current portion, and accumulated amortization	1,479	846
Property, plant, and equipment, net	228,165	245,680
Goodwill, net	999,393	999,393
Nonamortizable intangibles	496,687	496,687
Amortizable intangibles, net	16,068	17,494
Long-term deferred income taxes, net	42,511	61,217
Other assets	33,470	28,044

Total assets	$2,281,704	2,226,788

Liabilities and Deficit in Net Assets
Current liabilities:
Current installments of long-term debt to related parties	$4,000	20,755
Current installments of long-term debt and capital leases	24,200	24,633
Current installments of programming liabilities	33,714	29,065
Accounts payable	25,265	10,949
Accrued interest	22,271	22,587
Accrued expenses	86,681	69,844
Due to parent	23,257	11,250
Other current liabilities	7,375	13,138

Total current liabilities	226,763	202,221

Long-term debt to related parties	1,641,280	1,641,281
Long-term debt and capital leases, net of current installments	851,740	867,746
Other liabilities	32,307	28,420

Total liabilities	2,752,090	2,739,668

Commitments and contingencies
Deficit in net assets	(470,386)	(512,880)

Total liabilities and deficit in net assets	$2,281,704	2,226,788

See accompanying notes to condensed consolidated carve-out financial statements.

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Condensed Consolidated Carve-Out Statements of Operations

Dollars in thousands

(Unaudited)

	Nine months ended
	September 30, 2018	September 30, 2017
Gross revenues	$921,703	843,659
Agency commissions and representation fees	(75,346)	(71,507)

Net revenues	846,357	772,152

Expenses:
Operating	398,345	355,862
Selling, general, and administrative	197,188	192,721
Depreciation and amortization	28,265	29,803
Gain on FCC Spectrum auction	—	(32,293)

Total operating expenses	623,798	546,093

Operating profit	222,559	226,059
Interest expense	(131,663)	(131,596)
Interest income	26	1,044
Loss on extinguishment of debt	—	(2,552)
Gain on long-term investments, sale of assets, and other, net	1,450	2,314

Income from operations before income taxes	92,372	95,269
Income tax expense	(23,712)	(35,170)

Net income	$68,660	60,099

See accompanying notes to condensed consolidated carve-out financial statements.

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Condensed Consolidated Carve-Out Statements of Changes in Deficit in Net Assets

Dollars in thousands

(Unaudited)

Deficit in net assets
Balance, December 31, 2016	$(537,583)
Net income	60,099
Cash distributions to the Company	(29,739)
Noncash contributions by the Company	7,697

Balance, September 30, 2017	(499,526)

Balance, December 31, 2017	(512,880)
Net income	68,660
Cash distributions to the Company	(31,714)
Noncash contributions by the Company	5,548

Balance, September 30, 2018	$(470,386)

See accompanying notes to condensed consolidated carve-out financial statements.

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Condensed Consolidated Carve-Out Statements of Cash Flows

Dollars in thousands

(Unaudited)

	September 30
	2018	2017
Cash flows from operating activities:
Net income	$68,660	60,099
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	26,840	27,184
Amortization of intangibles	1,425	2,619
Amortization of programming rights	14,606	14,591
Amortization of debt discount	1,416	2,973
Payment of programming liabilities	(16,278)	(15,648)
Deferred income tax	18,706	4,815
(Gain) from FCC Spectrum Auction	—	(32,293)
Stock compensation expense	5,548	3,764
Bad debt expense	2,001	845
Other	(1,784)	(789)
Changes in operating assets and liabilities, excluding the impact of business combinations:
Accounts receivable, net	2,412	13,513
Due to (from) parent	12,007	(17,752)
Prepaid expenses, income tax receivable and other assets	8,807	1,591
Accounts payable, accrued expenses, other current liabilities, and other long-term liabilities	28,961	(7,328)

Net cash provided by operating activities	173,327	58,184

Cash flows from investing activities:
Capital expenditures	(10,338)	(12,842)
Proceeds from sales of investments and assets	89	1,327
Acquisitions, net of cash acquired	—	(119,407)
Proceeds from sales of businesses and FCC Spectrum Auction	—	32,293

Net cash used in investing activities	(10,249)	(98,629)

Cash flows from financing activities:
Debt issuance costs	—	(8,805)
Principal payments on long-term debt due to related party	(16,756)	(45,605)
Principal payments on other long-term debt and capital lease obligations	(18,671)	(711,145)
Proceeds from the issuance of bank group debt	—	900,000
Proceeds from the issuance of other debt	816	5,788
Payments on revolving line of credit	—	(84,000)
Net transfers to/(from) parent	(31,714)	(29,739)

Net cash provided by (used in) provided by financing activities	(66,325)	26,494

Net increase (decrease) in cash and cash equivalents	96,753	(13,951)
Cash and cash equivalents, beginning of period	82,979	82,799

Cash and cash equivalents, end of period	$179,732	68,848

See accompanying notes to condensed consolidated carve-out financial statements.

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Carve-Out Financial Statements

(Unaudited)

(1)	Description of Business

Raycom Media, Inc. and subsidiaries, formed on May 2, 1996, is a media company engaged in television broadcasting and its principal business is the sale of television broadcasting advertising time to local, regional, digital, and national customers.

Each of the broadcast properties acquired by Raycom Media, Inc. is a wholly owned subsidiary of the Raycom Media, Inc. Raycom Media, Inc. operates 65 broadcast television stations in Alabama, Arizona, Arkansas, Idaho, Florida, Georgia, Hawaii, Indiana, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, and Virginia. Of the 65 stations, 48 of the stations are owned by Raycom TV Broadcasting, LLC, a wholly owned subsidiary of Raycom Media, Inc.

Raycom Media, Inc. provides certain operating and management services to 11 television stations in Arizona, Georgia, Hawaii, Iowa, Louisiana, Mississippi, North Carolina, Texas, Ohio, and Virginia.

Raycom Media, Inc. has two additional ABC network affiliations in Georgia and Mississippi and one additional CBS network affiliation in Mississippi broadcasting on the digital spectrum.

Raycom Media, Inc. wholly owns Raycom Sports Network, LLC. (Raycom Sports). Raycom Sports owns, produces, and markets sports and entertainment programming, primarily intercollegiate basketball and football games for television and cable networks and operates various sporting events.

Pending Transaction

On June 25, 2018, Raycom Media, Inc. entered into an Agreement and Plan of Merger (the Agreement) with Gray Television, Inc. (Gray). Under the terms of the Agreement, Gray will acquire the broadcasting and production operations of Raycom Media, Inc. and subsidiaries. The acquisition will close once customary closing conditions, including antitrust clearance and approval by the FCC, are obtained. The terms of the Agreement exclude the operations of certain wholly owned subsidiaries, PureCars Automotive, LLC and PureCars, LLC (collectively, PureCars) and Community Newspaper Holdings, Inc. (CNHI), except for the deferred tax asset associated with CNHI’s net operating losses, which are to be acquired by Gray.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying unaudited condensed consolidated carve-out financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial information and are unaudited. Accordingly, they do not include all information and disclosures required to be included in annual financial statements. The information contained in the accompanying condensed consolidated carve-out financial statements and the notes thereto should be read in conjunction with the consolidated carve-out financials statements and notes thereto for the period ended December 31, 2017 (the Annual Financial statements). These condensed consolidated carve-out financial statement do not repeat disclosures that would substantially duplicate disclosures included in the Annual Financial Statements or details of accounts that have not been changed significantly in amounts or composition. The interim unaudited condensed consolidated financial statements have been prepared on the same basis as the Company’s Annual Financial Statements. In the opinion of management, the accompanying condensed consolidated carve-out financials statements reflect all adjustments, which include normal recurring adjustments and the

7	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Carve-Out Financial Statements

(Unaudited)

adjustments noted below, necessary for the fair presentation of these condensed consolidated carve-out financial statements. The results for the nine months ended September 30, 2018 are not necessarily indicative of the results that could be expected for the year ended December 31, 2018.

The unaudited condensed consolidated balance sheets, statements of operations, statements of changes in net deficit in net assets and cash flows of Raycom Media, Inc. and its subsidiaries, excluding the financial results of PureCars and CNHI (the Company) have been derived from historical accounting records of Raycom Media, Inc. and subsidiaries (the Parent Company records) and are presented on a carve-out basis. Historically, our consolidated financial statements have included the financial results of PureCars and CNHI.

All revenues and costs as well as assets and liabilities directly associated with the business activities of the Company are included in the unaudited condensed consolidated carve-out financial statements. The unaudited condensed consolidated carve-out financial statements also exclude allocations of certain operating, selling, general, and administrative expenses of PureCars and CNHI. These allocations were based on methodologies that management believes to be reasonable. However, amounts derecognized by the Company are not necessarily representative of the amounts that would have been reflected in the unaudited condensed consolidated financial statements had PureCars and CNHI operated independently of the Company.

Historically, Raycom Media, Inc. used a centralized approach to cash management and financing of its operations. As the Company represents all of the broadcasting and production operations of Raycom Media, Inc., all of Raycom Media, Inc.’s cash, cash equivalents and debt are included in these unaudited condensed consolidated carve-out financial statements. Any intercompany assets or liabilities are reflected as due from (to) Parent.

Deficit in net assets represents the Parent Company’s recorded net assets, as well as the income attributed within the unaudited condensed consolidated carve-out financial statements.

The Company has had positive cash flow from operations of $173.3 million for the nine-month period ended September 30, 2018 and $82.7 million for the year ended December 31, 2017. The Company expects to fund its working capital requirements, capital expenditures and payments of principal and interest on outstanding indebtedness, with cash on hand and cash flows from operations. The Company currently anticipates that funds generated from operations, cash on hand and available borrowings under our Senior Secured Credit Facilities Agreement will be sufficient to meet the Company’s anticipated cash requirements for at least the next twelve months as of the report issuance date.

All significant intercompany accounts and transactions between the businesses comprising the Company have been eliminated in the accompanying unaudited condensed consolidated carve-out financial statements.

Certain columns and rows may not add due to the use of rounded numbers.

8	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Carve-Out Financial Statements

(Unaudited)

(b)	Use of Estimates

The preparation of condensed consolidated carve-out financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated carve-out financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

(c)	Recognition of Revenue and Expenses

The Company’s primary source of revenue is derived from the sale of television broadcasting advertising. Total revenue includes cash and barter advertising revenue, other broadcast, and related revenues.

Advertising revenue is reported net of agency commissions and representation fees. Agency commissions and representation fees are calculated based on a stated percentage applied to gross billings for the Company’s broadcasting operations. Advertising revenue is recognized in the period in which the advertisements are aired.

Production costs and collegiate conference rights fees expense are recognized as the events are aired, on a per-telecast basis.

(d)	Trade and Barter Transactions

The Company trades certain advertising time for various goods and services. The Company also barters advertising time for certain programming rights. These transactions are recorded at the estimated fair value of the goods or services received, if determinable, or at the estimated fair value of the advertising time traded. The related revenue is recognized when advertisements are broadcast, and the related expenses are recognized as the goods or services are used. For the nine months ended September 30, 2018 and 2017, trade and barter revenue was $16.7 million and $13.6 million, respectively. For the nine months ended September 30, 2018 and 2017, trade and barter expense was approximately $16.3 million and $13.3 million, respectively.

(e)	Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (ASU 2016-08). The purpose of ASU 2016-08 is to clarify the implementation of guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (ASU 2016-10), which clarifies the implementation guidance in identifying performance obligations in a contract and determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). In 2016, the FASB issued various additional updates to the standard which included technical corrections and clarifications and did not substantially change the content of the new

9	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Carve-Out Financial Statements

(Unaudited)

standard. The Company does not plan to early adopt, and accordingly, it will adopt these updates effective January 1, 2019. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU No. 2014-09, ASU No. 2016-08, and ASU No 2016-10, will have on its consolidated carve-out financial statements and related disclosures.

In February of 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires the recognition of lease rights and obligations as assets and liabilities on the balance sheet. Previously, lessees were not required to recognize on the balance sheet assets and liabilities arising from operating leases. The ASU also requires disclosure of key information about leasing arrangements. ASU 2016-02 is effective for annual reporting periods after December 15, 2019, using the modified retrospective method of adoption, with early adoption permitted. In July 2018, the FASB issued an amendment giving companies the option to apply the requirements of the standard in the period of adoption, with no restatement of prior periods. The Company is in the preliminary phases of assessing the effect of the ASU on its portfolio of leases. The Company has not yet selected a transition date, nor has it determined the effect of the ASU on its consolidated carve-out financial statements.

(3)	Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

	September 30,	December 31,
	2018	2017
Land and improvements	$41,206	41,201
Buildings and improvements	104,873	104,642
Broadcasting equipment	350,559	356,981
Furniture and other equipment	54,135	54,707
Vehicles	48,145	48,398
Construction in process	6,171	5,106

	605,089	611,035
Less accumulated depreciation	(376,924)	(365,355)

	$228,165	245,680

Total depreciation for the nine months ended September 30, 2018 and 2017 was $26.8 million and $27.2 million, respectively.

10	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Carve-Out Financial Statements

(Unaudited)

(4)	Goodwill and Intangible Assets

The amounts recorded to goodwill, FCC licenses and SSA agreements were as follows (in thousands):

	September 30, 2018			December 31, 2017
	Gross	Accumulated impairment	Net	Gross	Accumulated impairment	Net
Goodwill	$1,276,280	(276,887)	999,393	1,276,280	(276,887)	999,393
FCC Licenses	471,803	—	471,803	471,803	—	471,803
Shared Service Agreements	24,884	—	24,884	24,884	—	24,884

Total definite-lived intangibles	$1,772,967	(276,887)	1,496,080	1,772,967	(276,887)	1,496,080

Indefinite-lived intangible assets are not subject to amortization but are tested for impairment annually or whenever events or changes in circumstances indicate that such assets might be impaired. During the nine months ended September 30, 2018, the Company did not identify any events that would trigger impairment assessment.

Intangible assets subject to amortization consisted of the following (in thousands):

		September 30, 2018			December 31, 2017
	Estimated useful life (years)	Gross	Accumulated amortization	Net	Gross	Accumulated amortization	Net
Network affiliation agreements	15	$539,367	(539,353)	14	539,367	(539,253)	114
Other intangible assets	7.5	110,683	(101,217)	9,466	110,707	(100,295)	10,412
Customer lists	9	8,024	(1,436)	6,588	8,024	(1,057)	6,967

Total indefinite-lived intangibles		$658,074	(642,006)	16,068	658,098	(640,605)	17,493

Amortization expense for the nine months ended September 30, 2018 and 2017 was $1.4 million and $5.7 million, respectively. Based on the intangible assets subject to amortization as of September 30, 2018, we expect that amortization expense for the remainder of 2018 would be approximately $600,000 , and, for the succeeding five years, amortization expense will be approximately as follows: 2019, $1.6 million; 2020, $1.6 million; 2021, $1.6 million; 2022, $1.5 million; and 2023, $1.1 million.

11	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Carve-Out Financial Statements

(Unaudited)

(5)	Indebtedness

Indebtedness as of September 30, 2018 and December 31, 2017, consists of the following (in thousands):

	September 30, 2018	December 31, 2017
Long-term debt due to related parties:
Fixed-rate loan	$1,645,280	1,662,036

Total long-term debt due to related parties	1,645,280	1,662,036
Less current installments of long-term debt due to related parties	(4,000)	(20,755)

Other long-term debt, net of current installments	$1,641,280	1,641,281

Other long-term debt:
Tranche A Term Note	$285,000	296,250
Tranche B Term Note	594,000	598,500
Less unamortized discount on Tranche B Term Note	(3,003)	(3,164)
Revolving credit facility	—	—
Unamortized debt issuance costs	(9,268)	(10,523)
Obligations under capital leases	9,211	11,316

Total other long-term debt	875,940	892,379
Less current installments of other long-term debt and obligations under capital lease	(24,200)	(24,633)

Other long-term debt, net of current installments	$851,740	867,746

On August 23, 2017 one of the Company’s subsidiaries, Raycom TV Broadcasting, LLC entered into an amended and restated credit agreement (the Senior Secured Credit Facilities Agreement) with a consortium of banks, and administered by Wells Fargo, that consists of the following credit facilities (described below): Tranche A Term Note, Tranche B Term Note, Revolving Credit Facility, Swingline Loan(s), Letter of Credit(s), and Incremental Term Loan(s).

At the discretion of Raycom TV Broadcasting, LLC, the interest rate on the Tranche A Term Note, Tranche B Term Note, Revolving Credit Facility, and any Incremental Term Loan(s) borrowed is set at either the London Inter-bank Offered Rate (LIBOR) or the Base Rate, described as follows:

LIBOR plus an applicable percentage (between 1.50% and 2.50%) dependent upon the leverage ratio as defined by the Senior Secured Credit Facilities Agreement.

Base Rate: the higher of (i) the per annum interest rate publicly announced by Wells Fargo to be its prime rate, or (ii) the Federal Funds Rate plus 0.5% per annum.

The interest rate on any Swingline Loan(s) borrowed is required to be at the Base Rate.

12	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Carve-Out Financial Statements

(Unaudited)

The Tranche A Term Note was issued for $300.0 million. The Tranche A Term Note matures on January 2, 2023 with mandatory repayments that began on December 31, 2017. Interest accrues on the Tranche A Term Note based on the LIBOR plus a spread as defined in the Senior Secured Credit Facilities Agreement and at September 30, 2018 was 4.24%. Accrued interest on the Tranche A Term Note as of September 30, 2018 and December 31, 2017, was approximately $102,000 and $161,000, respectively.

The Tranche B Term Note was issued for $600.0 million. The Tranche B Term Note matures on August 23, 2024 with mandatory repayments that began on December 31, 2017. Interest accrues on the Tranche B Term Note based on the LIBOR plus 2.75%. The interest rate at September 30, 2018 was 4.49%. Accrued interest on the Tranche B Term Note as of September 30, 2018 and December 31, 2017, was approximately $223,000 and $215,000, respectively.

The maximum aggregate amount Raycom TV Broadcasting, LLC can borrow under the Revolving Credit Facility is $350.0 million. The total outstanding principal of the Revolving Credit Facility matures on January 2, 2023; however, Raycom TV Broadcasting, LLC can make prepayments on any outstanding principal, which can later be reborrowed. Interest accrues on the Revolving Credit Facility based on the LIBOR plus a spread as defined in the Credit Agreement. There was no outstanding balance on the Revolving Credit Facility as of September 30, 2018 or December 31, 2017.

Raycom TV Broadcasting, LLC can obtain Swingline Loan(s) in an aggregate amount not to exceed $10.0 million, provided that the Aggregate Revolving Credit Exposure would not exceed the aggregate Revolving Credit Commitments immediately following the borrowing. Any amounts outstanding under the Swingline Loan(s) may be prepaid and reborrowed before their maturity date of December 26, 2022.

Raycom TV Broadcasting, LLC can draw upon a Letter of Credit with the consortium of banks, the terms of which to be negotiated upon borrowing; however, the aggregate principal balance of the Letter of Credit may not exceed $10.0 million, nor, when combined with the outstanding principal balance of the Revolving Credit Facility and any Swingline Loan(s), exceed $200 million. The Letter of Credit may not contain terms that extend beyond the longer of one year or December 26, 2022.

Raycom TV Broadcasting, LLC can obtain Incremental Term Loan(s) in an aggregate amount not to exceed $250.0 million. Any amounts outstanding under any Incremental Term Loan(s) may be repaid, but not reborrowed, through their maturity date, which is determined upon obtaining the Incremental Term Loan(s).

There were no borrowings under the Swingline Loan(s), Letter of Credit, or Incremental Term Loan(s) as of September 30, 2018 or December 31, 2018.

The Senior Secured Credit Facilities Agreement provides for certain restrictive and financial covenants with respect to total leverage, leverage, and interest coverage. The Company must also maintain minimum liquidity of $50.0 million.

13	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Carve-Out Financial Statements

(Unaudited)

(6)	Income Taxes

For the nine-month periods ended September 30, 2018 and 2017, the Company’s income tax expense and effective income tax rates were as follows (dollars in thousands):

	Nine months ended September 30
	2018	2017
Income tax expense	23,712	35,170
Effective income tax rate	25.7%	36.9%

The Company estimates its differences between taxable income or loss and recorded income or loss on an annual basis. The Company’s tax provision for each quarter is based upon these full year projections, which are revised each reporting period. These projections incorporate estimates of permanent differences between U.S. GAAP income or loss and taxable income or loss, state income taxes and adjustments to its liability for unrecognized tax benefits to adjust its statutory Federal income tax rate of 21.0% in 2018 and 35.0% in 2017 to our effective income tax rate. For the nine-month period ended September 30, 2018, these estimates increased its statutory Federal income tax rate of 21.0% to its effective income tax rate of 25.7% as follows: state income taxes added 3.9%, permanent differences between our U.S. GAAP income and taxable income added 0.4%, and accrual of unrecognized tax benefits added 0.4%. For the nine-month period ended September 30, 2017, these estimates increased or decreased our statutory Federal income tax rate of 35.0% to its effective income tax rate of 36.9% as follows: state income taxes added 2.9% and permanent differences between its U.S. GAAP income and taxable income reduced 2.5%, accrual of unrecognized tax benefits added 0.5%, and various other differences added 1%.

Pursuant to the enactment of the Tax Cuts & Jobs Act (“Tax Reform”), effective on January 1, 2018, the corporate federal income tax rate was reduced to 21% from 35%. The Company is subject to Tax Reform’s limitation on interest deductibility which is based on a limit calculated without regard to depreciation or amortization through 2021. The resulting interest deduction that is deferred can be carried forward indefinitely. Nevertheless, as is the case with any future deductible temporary difference, management will continue to evaluate realizability to determine whether a valuation allowance is required as a result of these limitations.

Changes in tax laws, the outcome of tax audits and any other changes in potential tax liabilities may result in additional tax expense or benefit in 2018, which are not considered in the Company’s estimated annual tax rate. While the Company does not currently view any such items as individually material to the results of the Company’s consolidated position or results of operations, the impact of certain items may yield additional tax expense or benefit in the remaining quarters of fiscal year 2018.

The Company made income tax payments of approximately $3.2 million and $38.9 million during the nine months ended September 30, 2018 and 2017, respectively. The Company received a $6.5 million refund for federal income taxes during the nine month period ended September 30, 2018.

14	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Carve-Out Financial Statements

(Unaudited)

(7)	Stock-Based Compensation

Stock-based compensation expense is recorded in operating expenses net of expected forfeitures. As stock-based awards are held at the Parent Company level, the cost of the stock-based awards are also recorded as a noncash contribution from the Parent. This represents the cost associated with those employees of the Company that were a part of the Parent Company’s stock option plan. The Company recorded compensation expense of $5.5 million and $3.8 million for the nine months ended September 30, 2018 and 2017, respectively.

(8)	Supplemental Disclosures of Cash Flow and Noncash Information

Cash paid for interest for the nine months ended September 30, 2018 and 2017 was approximately $128.1 million and $128.8 million, respectively.

Cash paid for income taxes for the nine months ended September 30, 2018 and 2017 was approximately $3.2 million and $38.9 million, respectively.

During the nine months ended September 30, 2018 and 2017, the Company acquired $0.8 million and $5.8 million of equipment financed by capital leases, respectively.

(9)	Shared Service Agreements

The Company has a Shared Services Agreement (SSA) with HITV Operating Co., Inc. (HITV). In addition, the Company agreed to lease studio space (Studio Lease) and equipment to HITV. The SSA and Studio Lease agreements obligate the Company to provide certain functions and services to KFVE in return for certain fees. The fees represent 30% of cash flow of KFVE plus a flat fee of $2.5 million per year (pro rated based on actual cash flows of the Company). The functions and services provided to KFVE may include technical, nonmanagerial administrative functions, and sharing of studio locations. The Company recognized approximately $858,000 and $832,000 in revenue for the nine months ended September 30, 2018 and 2017, respectively, related to these SSA and Studio Lease agreements.

Under SSA agreements with ASM, the Company provided certain functions and services in return for a monthly service fee. The functions and services provided may include technical, nonmanagerial administrative functions and sharing of studio locations. The Company recognized approximately $8.3 million and $10.4 million in revenue for the nine months ended September 30, 2018 and 2017, respectively, related to these shared service agreements.

During June 2011, the Company entered into an SSA with WPTV (owned and operated by E.W. Scripps Company) under which WPTV provides certain support services to WFLX in return for a monthly service fee. The functions and services provided to the stations may include technical, nonmanagerial administration functions and sharing of studio locations. The Company incurred $2.8 million and $3.4 million in service fees in connection with this agreement during the nine months ended September 30, 2018 and 2017, respectively.

During November 2011, the Company entered into an SSA with KTTU-TV, Inc., KMSB-TV, Inc. (owned and operated by Tuckers Operating Co, LLC and Sander Media, LLC) and KOLD, LLC. The Company provides certain support services in return for a monthly service fee. The functions and services provided to the stations may include technical, nonmanagerial administration functions and sharing of studio locations. The Company recognized approximately $505,000 and $1.2 million in revenue in connection with this agreement during the nine months ended September 30, 2018 and 2017, respectively.

15	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Carve-Out Financial Statements

(Unaudited)

During December 2013, the Company entered into an SSA and a Joint Service Agreement (JSA) with Louisiana Media Company, LLC (LMC) and WVUE. In return for providing certain support services and for acting as the sales agent for LMC, the Company kept 50% of the broadcast cash flow generated by WVUE. On August 8, 2017, the Company exercised its option to purchase virtually all of the assets of WVUE. The exercise of the option caused both agreements to terminate as of that date.

During October 2015, the Company entered into an SSA agreement with KIVI (owned and operated by EW Scripps) under which KIVI provides certain support services to KNIN in return for a monthly service fee. The functions and services provided to the station may include technical, nonmanagerial administration functions and sharing of studio locations. The Company incurred approximately $1.2 million in service fees in connection with this agreement during the nine months ended September 30, 2018 and 2017.

(10)	Related-Party Transactions

(a)	RSA Office Lease

On July 17, 1998, the Company entered into an office lease agreement with the RSA. The term of the lease is effective from July 1998 through July 2028 for the corporate headquarters office space. Total payments to the RSA for the nine months ended September 30, 2018 and 2017 were $1.1 million and $0.9 million, respectively.

(b)	RSA Public Service Announcements

In accordance with the Seventh Amended and Restated Loan and Credit Agreements (Credit Agreement) with the Retirement Systems of Alabama (RSA), the Company is committed to air public service announcements for bona fide agencies of the state of Alabama, as directed by the RSA. These announcements are being aired in otherwise unsold commercial inventory and the commitment extends over the life of the Credit Agreement. As public service announcements have no commercial value and these spots are limited to otherwise unsold inventory, no liability has been recorded in the consolidated financial statements for this commitment.

(c)	Other

During the course of business, the Company purchases certain service from companies affiliated with board members. During the nine months ended September 30, 2018 and 2017, the Company paid approximately $750,000 for such services.

(d)	Due (to) from Parent

The amounts due (to) from Parent represent amount arising from the Company’s centralized approach to cash management and financing of operations. The primary component of the transfers (to) from Parent are cash pooling/general financing activities, various expense allocations (to) from Parent, and receivables/payables (to) from Parent. Upon the closing of the merger transaction with Gray, the due (to) from Parent will be forgiven and recorded as a contribution (distribution) to Parent in the statement of changes in deficit in net assets.

16	(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Carve-Out Financial Statements

(Unaudited)

(e)	RSA Interest Payments

In accordance with the executed the Seventh Amended and Restated Loan and Credit Agreement with the RSA, this Credit Agreement bears interest at 8% per annum and is payable on January 31, April 30, July 31, and October 31 of each year. Total interest payments to the RSA for the nine months ended September 30, 2018 and 2017 were approximately $99.4 million and $106.1 million, respectively.

(11)	Commitments and Contingencies

Legal Matters

From time to time, the Company is party to certain litigation and other claims in the normal course of business. Currently, there are claims or lawsuits filed against the Company and its subsidiaries for potential libel and defamation claims or other alleged actions arising from information contained in newscasts, FCC complaints, and other employee-related matters. The Company intends to vigorously defend against these matters and does not believe their resolution will significantly affect the consolidated financial condition, results of operations, or cash flows of the Company.

(12)	Subsequent Events

The Company evaluated subsequent events through November 19, 2018, the date when the condensed consolidated carve-out financial statements were issued. On June 25, 2018, we entered into an Agreement and Plan of Merger (the Agreement) with Gray Television, Inc. (Gray). Under the terms of the Agreement, Gray will acquire the broadcasting and production operations of Raycom Media, Inc. and subsidiaries. Under the terms of the agreement, Raycom Media, Inc. stockholders will receive $2,850,000,000 in cash, 650,000 shares of Gray preferred stock, and 11,500,000 shares of Gray common stock (note 1).

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